Exhibit 23.01
Consent of Independent Registered Public Accounting Firm

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We consent to the incorporation by reference in the registration statement (No. 333-193348) on Form S-8 of Valero Energy Partners LP of our report dated March 7, 2014, with respect to the consolidated balance sheets of Valero Energy Partners LP as of December 31, 2013 and 2012, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Valero Energy Partners LP.

/s/ KPMG LLP

San Antonio, Texas
March 7, 2014